Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE
APRIL 16, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES ITS SERVICE INDUSTRY AFFILIATE
CHESAPEAKE OILFIELD SERVICES FILES IPO REGISTRATION STATEMENT

OKLAHOMA CITY, OKLAHOMA, APRIL 16, 2012 – Chesapeake Energy Corporation (NYSE:CHK) announced today that its wholly owned service industry affiliate Chesapeake Oilfield Services, Inc. has filed a registration statement with the Securities and Exchange Commission (“SEC”) relating to the proposed initial public offering (“IPO”) of shares of its Class A common stock.  Application will be made to list the Class A common stock on the New York Stock Exchange under the symbol “COS.”

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  The registration statement is available on the SEC's website at http://www.sec.gov under the registrant's name, "Chesapeake Oilfield Services, Inc."  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties, including, among others, market conditions or other factors that could result in the delay or cancellation of the offering.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Headquartered in Oklahoma City, Chesapeake Energy Corporation (NYSE:CHK) is focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry and Niobrara unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing Inc., Chesapeake Midstream Development, L.P. and COS Holdings,, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).

Chesapeake Oilfield Services, Inc. is a newly formed corporation that, following the offering, will own an interest in COS Holdings, L.L.C., Chesapeake’s oilfield services holding company.  COS Holdings, L.L.C. is a diversified oilfield services company that provides a wide range of well site and other services, including drilling and related services, hydraulic fracturing, oilfield rentals, oilfield trucking and manufacturing of natural gas compressor packages, primarily to Chesapeake Energy Corporation and its partners.  Headquartered in Oklahoma City, COS Holdings, L.L.C. provides services in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry and Niobrara unconventional liquids plays and the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154